                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            P.H. GLATFELTER COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

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

                             [P.H. GLATFELTER LOGO]

                            P. H. GLATFELTER COMPANY
                       96 SOUTH GEORGE STREET, SUITE 500
                            YORK, PENNSYLVANIA 17401

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 23, 2003

                             ---------------------

TO THE SHAREHOLDERS:

     The 2003 annual meeting of shareholders of P. H. Glatfelter Company will be held at the Yorktowne Hotel, 48 East Market Street, York, Pennsylvania, on Wednesday, April 23, 2003 at 10:00 a.m. for the following purposes:

        1. To elect three members of the Board of Directors to serve for full three-year terms expiring in 2006;

        2. To consider a shareholder proposal; and

        3. To transact such other business as may properly come before the meeting.

     Only holders of record of the Company's common stock at the close of business on February 26, 2003 will be entitled to notice of and to vote at the annual meeting.

     It is important that your shares be represented and voted at the annual meeting. Whether or not you currently plan to attend the meeting, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, self-addressed envelope requiring no postage if mailed in the United States. If you choose, you may still vote in person at the meeting even though you previously submitted a proxy card.

                                            /s/ M.R. MUELLER
                                            M. R. MUELLER,
                                            Secretary

March 25, 2003

                            P. H. GLATFELTER COMPANY

                                PROXY STATEMENT

     The accompanying proxy is being solicited by the Board of Directors of P.
H. Glatfelter Company (the Company), 96 South George Street, Suite 500, York, Pennsylvania 17401, in connection with the 2003 annual meeting of shareholders of the Company (the annual meeting or meeting) to be held on Wednesday, April 23, 2003. This proxy statement and the accompanying proxy card are being mailed to the Company's shareholders on or after March 25, 2003.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the annual meeting, shareholders will act upon the following matters:

     - electing three directors of the Company to serve for full three-year terms expiring at the Company's 2006 annual meeting;

     - considering a shareholder proposal; and

     - transacting any other business that may properly be brought before the meeting.

     In addition, the Company's management will report on the Company's business during the year ended December 31, 2002 and respond to questions from shareholders.

WHO IS ENTITLED TO VOTE AT THE MEETING?

     Only holders of record of the Company's common stock at the close of business on the record date, February 26, 2003, are entitled to receive notice of and to vote at the meeting. Each holder of the Company's common stock is entitled to one vote per share owned of record on all business presented at the meeting, except that shareholders have cumulative voting rights in electing directors. Cumulative voting means that each shareholder is entitled to as many votes in electing directors as is equal to the number of his or her shares of common stock multiplied by the number of directors to be elected. A shareholder may cast all such votes for a single nominee or may distribute them between two or more nominees as he or she sees fit. The persons named in the accompanying proxy card as proxy holders will vote the shares as designated by the shareholder, including any exercise of cumulative voting rights through the distribution of votes among the nominees as indicated on the proxy card. Absent such designation, the proxy holders will have the right to vote as they see fit, including the right to vote cumulatively.

HOW DO I VOTE?

     If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you specify. If you are a holder of record of the Company's common stock on the record date and attend the meeting, you may deliver your completed proxy card in person or vote in person at the meeting. The votes will be counted by judges of election appointed by the Company.

WHAT CONSTITUTES A QUORUM?

     A quorum is necessary to permit a particular matter to be considered and acted upon at the meeting. The presence at the meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of such matter. The Company had 43,692,722 shares of common stock outstanding on the record date.

WHAT VOTE IS REQUIRED TO ELECT A DIRECTOR AND TO APPROVE THE SHAREHOLDER
PROPOSAL?

     Election of Directors. The three nominees for directors receiving the highest number of votes cast by shareholders will be elected to serve on the Board. Votes withheld with respect to the election of a director will not be voted with respect to such director, although they will be counted in determining whether there is a quorum. Accordingly, votes withheld will have no effect on the result of the vote.

     Shareholder Proposal. The approval of the shareholder proposal requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy. Abstentions with respect to the shareholder proposal will be counted as present for purposes of determining whether there is a quorum, but will not be counted as votes cast. Accordingly, an abstention will have the effect of a negative vote. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) with respect to the shareholder proposal will be counted as present for purposes of determining whether there is a quorum but will not be voted. Accordingly, broker non-votes will have no effect on the result of the vote.

HOW DOES DISCRETIONARY VOTING AUTHORITY APPLY?

     If you sign and return the accompanying proxy card, but do not make any selections, you give discretionary authority to the persons named as proxy holders in the proxy card. Your shares will then be voted as recommended by the Board of Directors.

WHAT IS THE BOARD'S RECOMMENDATION?

     The Board of Directors recommends a vote:

     - FOR election of its three nominees for director, George H. Glatfelter II, Ronald J. Naples and Richard L. Smoot, for terms expiring in 2006; and

     - AGAINST approval of the shareholder proposal

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with the Company's Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders to vote your proxy will be revoked if you attend the meeting in person and request to change your vote, vote in person or revoke your proxy, although attendance at the meeting will not by itself revoke a previously granted proxy.

WHO BEARS THE COST OF SOLICITATION OF PROXIES?

     The Company bears the cost of preparing, printing, assembling and mailing this proxy statement and other Board proxy solicitation materials. The Company will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of the Company's common stock. In addition to the solicitation of proxies by mail, some of the officers and other employees of the Company may solicit proxies personally, by telephone and by other means. These persons receive no special compensation for any solicitation activities.

WHEN ARE SHAREHOLDER PROPOSALS DUE FOR INCLUSION IN THE PROXY STATEMENT FOR THE 2004 ANNUAL MEETING?

     To be included in the proxy statement for the Company's 2004 annual meeting, shareholder proposals must be submitted in writing to the Company's Secretary no later than November 26, 2003. The Company's Bylaws prescribe the procedures shareholders must follow to bring business before annual meetings. To bring matters before the 2004 annual meeting and to include a matter in the Company's proxy statement and proxy for that meeting, notice must be received by the Company within the time limit described above. Such notice must meet the Company's Bylaw requirements, and otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Copies of the Company's Bylaws may be obtained free of charge from the Secretary of the Company.

WHO ARE THE COMPANY'S AUDITORS?

     The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP, independent certified public accountants, to audit the consolidated financial statements of the Company and its consolidated subsidiaries for the year ending December 31, 2003. A representative of Deloitte & Touche is expected to attend the annual meeting, will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate shareholder questions.

WHAT DID THE COMPANY PAY ITS AUDITORS IN 2002?

     For the year ended December 31, 2002, the Company paid its principal independent accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates aggregate fees as follows:

Audit Fees...............................................  $  573,049
  Other Fees
  - Audit-Related........................................  $  391,529
  - Non Audit-Related....................................          --
  - Tax-Related..........................................     730,202
                                                           ----------
     Total Other Fees....................................  $1,121,731
                                                           ----------
  Financial Information Systems Design and Implementation
     Fees................................................  $       --

                             ELECTION OF DIRECTORS

     Three directors are to be elected at the annual meeting to serve three-year terms expiring on the date of the Company's 2006 annual meeting and until their respective successors are elected and qualified. The Board of Directors proposes that George H. Glatfelter II, Ronald J. Naples, and Richard L. Smoot, all of whom are currently serving as directors of the Company, be elected as directors for terms expiring in 2006. Robert E. Chappell, a current member of the Board of Directors, whose term expires this year, has advised the Company that he will not stand for re-election to the Board of Directors at the annual meeting. The nominees have consented to serve if elected to the Board. If a nominee is unable to serve as a director at the time of the meeting, an event which the Board does not anticipate, the persons named in the accompanying proxy card will vote for such substitute nominee as may be designated by the Board, unless the Board reduces the number of directors accordingly.

BOARD OF DIRECTORS

     The following table sets forth information as to the nominees and the other persons who are to continue as directors of the Company after the annual meeting. The offices referred to in the table are offices of the Company unless otherwise indicated. For information concerning the number of shares of the Company's common stock owned by each director and all directors and executive officers as a group as of February 26, 2003, see "Ownership of Common Stock".

                                     YEAR FIRST               PRINCIPAL OCCUPATION AND
                                     ELECTED A               BUSINESSES DURING LAST FIVE
           NAME               AGE     DIRECTOR             YEARS AND CURRENT DIRECTORSHIPS
           ----               ---    ----------            -------------------------------
Nominees to be elected for terms expiring in 2006:

George H. Glatfelter II(1)     51       1992       Chairman since April 2000; Chief Executive
                                                   Officer since June 1998; President from June
                                                   1998 to February 2001; Senior Vice President
                                                   from September 1995 to June 1998.

Ronald J. Naples               57       2000       Chairman and Chief Executive Officer, Quaker
                                                   Chemical Corporation since October 1995.
Richard L. Smoot               62       1994       Retired since September 2002; Regional
                                                   Chairman, PNC Bank, National Association,
                                                   Philadelphia/South Jersey markets from December
                                                   2000 to September 2002; President and Chief
                                                   Executive Officer, PNC Bank, National
                                                   Association, Philadelphia/South Jersey markets,
                                                   from July 1991 to December 2000. He also serves
                                                   as Director of Philadelphia Suburban
                                                   Corporation.

Directors continuing for terms expiring in 2005:

Nicholas DeBenedictis          57       1995       Chairman, Chief Executive Officer and Director
                                                   of Philadelphia Suburban Corporation since May
                                                   1993. He also serves as a Director of Met Pro
                                                   Corp. and Exelon Corporation.

Patricia G. Foulkrod(1)        58       1999       Community volunteer since 1998.

M. Alanson Johnson II          69       1970       Retired since 1993; former Executive Vice
                                                   President, Treasurer and Chief Financial
                                                   Officer.

J. Robert Hall                 50       2002       Chief Executive Officer of Ardale Enterprises
                                                   LLC since 1998; President, Lenox Brands, Lenox
                                                   from 1996 to 1998. He served as Chairman of PEP
                                                   Snack Foods, Inc., a holding company for Wise
                                                   Foods, Inc., a leading regional snack food
                                                   company, from 2000 to 2002 and now serves as
                                                   Vice Chairman. He also serves as Director of
                                                   Custom Food Products, Inc. and Chung's Gourmet
                                                   Foods.

                                     YEAR FIRST               PRINCIPAL OCCUPATION AND
                                     ELECTED A               BUSINESSES DURING LAST FIVE
           NAME               AGE     DIRECTOR             YEARS AND CURRENT DIRECTORSHIPS
           ----               ---    ----------            -------------------------------
Directors continuing for terms expiring in 2004:

Lee C. Stewart                 54       2002       Private consultant since June 2002. From June
                                                   2001 until June 2002 partner of Daniel Stewart
                                                   & Company, a private investment and equity bank
                                                   located in London. Executive Vice President and
                                                   Chief Financial Officer of Foamex
                                                   International, Inc., from March 2001 to May
                                                   2001. A Vice President of Union Carbide
                                                   Corporation from 1996 to 2001. Mr. Stewart is
                                                   also a Director of AEP Industries, Inc. and a
                                                   member of the Board of Directors of Marsulex,
                                                   Inc., a Toronto Stock Exchange listed chemical
                                                   company since 2000. He also served on the
                                                   advisory board of Fletcher International, a
                                                   money management firm from February 2002 to
                                                   October 2002.

Robert P. Newcomer(2)          54       1998       President and Chief Operating Officer and
                                                   Acting Chief Financial Officer since June 2002.
                                                   President and Chief Operating Officer from
                                                   February 2001 until June 2002; Executive Vice
                                                   President from June 2000 to February 2001;
                                                   Executive Vice President and Chief Financial
                                                   Officer from June 1998 to June 2000; Senior
                                                   Vice President and Chief Financial Officer from
                                                   October 1995 to June 1998.

Kathleen Dahlberg              50       2001       Vice President of Worldwide Restaurant
                                                   Solutions at McDonald's since July 2002.
                                                   Founder and President/ CEO of Open Vision
                                                   Partners, a consortium of business and
                                                   technical professionals bringing new
                                                   technologies and businesses to market, and a
                                                   consultant to businesses on the application of
                                                   new technologies for business improvement and
                                                   process change since September 2001. From 1997
                                                   to 2001, Vice President - e-business at BP
                                                   Amoco.

---------------
(1) Patricia G. Foulkrod is the first cousin of George H. Glatfelter II.

(2) In January 2003, Robert P. Newcomer announced his plans to retire as a member of the Board of Directors effective June 30, 2003.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

HOW OFTEN DID THE BOARD MEET DURING 2002?

     The Board of Directors held nine meetings during 2002, including one retreat to discuss strategic issues. Each of the incumbent directors attended at least 75% of the aggregate of all meetings of the Board and committees thereof on which he or she served in 2002.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

     The standing committees of the Board are the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating and Corporate Governance Committee. The members of all of these committees are appointed by the Board. As of the end of his current term in April 2003, Mr. R. E. Chappell will retire from the Board. Mr. Chappell serves on the Audit and Compensation Committees, and the Board will fill the vacancies created on those committees by his retirement, as it deems necessary.

     Executive Committee.  The Board has abolished the Executive Committee.

     Audit Committee. The Audit Committee currently consists of three members of the Board: R. E. Chappell, N. DeBenedictis (Chair) and J. R. Hall, all of whom have a basic understanding of finance and accounting, are able to read and understand fundamental financial statements and are free of any relationship that, in the opinion of the Board, would interfere with their individual exercise of independent judgment. All members of the Audit Committee meet the director independence requirements for serving on audit committees as set forth in the listing standards of the New York Stock Exchange (NYSE) and the applicable regulations of the Securities and Exchange Commission (SEC) as in effect on the date this proxy statement is first mailed to shareholders. In accordance with its written charter adopted by the Board of Directors, the Audit Committee (i) is directly responsible for the appointment, replacement, if necessary, oversight, and evaluation of the Company's independent auditors, which shall report directly to it, (ii) has the sole responsibility for pre-approving all audit and non-audit services by the Company's independent auditors and fees related thereto, (iii) reviews the Company's audited financial statements contained in the annual reports on Form 10-K, and the financial information contained in the quarterly reports on Form 10-Q, and management's discussion and analysis of financial condition and results of operations (MD&A) contained in the periodic reports and discusses them with management and the independent auditors prior to filing with the SEC, (iv) discusses any significant changes to the Company's accounting principles, (v) reviews the Company's disclosure controls and procedures for financial reporting, (vi) provides guidance and oversight to the internal audit activities of the Company, including reviewing the organization, plans and results of such activities, and providing the internal auditor full access to the Committee (and the Board) to report on any and all appropriate matters, (vii) reviews and discusses with management, the internal auditor and the independent auditors the quality and adequacy of the Company's accounting systems (including their security), internal controls, financial personnel, and the overall effectiveness of the internal audit function as required under relevant law and NYSE listing standards as in effect on the date this proxy statement is first mailed to shareholders, (viii) monitors compliance with legal prohibitions on loans to directors and executive officers of the Company, (ix) establishes clear hiring policies for employees or former employees of the independent auditors, and (x) provides guidance to and oversight of the compliance program of the Company, including the establishment and maintenance of procedures for the receipt, retention and treatment of complaints received by the Company.

     The Audit Committee held nine meetings during 2002. The Audit Committee Charter is attached as Appendix A to this proxy statement. Additional information about the Audit Committee is contained below (see: Report of the Audit Committee).

     Compensation Committee. The Compensation Committee currently consists of five members of the Board: R. E. Chappell (Chair), K. Dahlberg, N. DeBenedictis,
R. J. Naples, and R. L. Smoot, none of whom are members of the Company's management. The responsibilities of the Compensation Committee are described below (see "Report of Compensation Committee on Executive Compensation"). The Compensation Committee held six meetings during 2002.

     Finance Committee. The Finance Committee currently consists of five members of the Board: P. G. Foulkrod, G. H. Glatfelter II, M. A. Johnson II (Chair), R. P. Newcomer and L. C. Stewart. The Finance Committee is responsible for overseeing the Company's financial affairs and recommending such financial actions and policies, including those with respect to dividends, as are most appropriate to accommodate the Company's operating strategies while maintaining its sound financial condition. The Finance Committee is also responsible for overseeing the management and investment performance of the pension plan, 401(k) savings plan and various profit sharing plan assets. The Finance Committee held four meetings during 2002.

     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of four members of the Board:
K. Dahlberg, N. DeBenedictis, J. R. Hall, and R. L. Smoot (Chair), none of whom are members of the Company's management. The responsibilities of the Nominating and Corporate Governance Committee include the identification and recruitment of effective candidates for nomination as directors and officers of the Company and general oversight over corporate governance issues. The Nominating and Corporate Governance Committee held three meetings during 2002. The Nominating and Corporate Governance Committee will consider as nominees for election to the Board persons recommended by the holders of common stock of the Company. The Company's Bylaws prescribe the procedures shareholders must follow to nominate directors. To nominate a candidate for director at the 2004 annual meeting, notice of the nomination must be received by the Company by November 26, 2003. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held, all as provided by the Company's Bylaws, copies of which may be obtained free of charge from the Secretary of the Company.

     Employee Benefits Committee. The Board has abolished the Employee Benefits Committee and transferred certain of its responsibilities to the Compensation Committee and certain other responsibilities to the Finance Committee.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee has reviewed and discussed the Company's audited consolidated financial statements at, and for the period ended December 2002 with both the Company's management and the Company's independent auditors, Deloitte & Touche LLP. The Company's management has advised the Audit Committee that such audited financial statements were prepared in accordance with generally accepted accounting principles.

     The Audit Committee has discussed with Deloitte & Touche LLP certain matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has also discussed with Deloitte & Touche LLP their independence from the Company and its management. The Audit Committee has received the written disclosures and letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, disclosing all relationships between Deloitte & Touche LLP and its related entities and the Company. In addition to the information provided by Deloitte & Touche LLP, the Audit Committee considered the level of non-audit and tax services provided by Deloitte & Touche LLP in determining that they were independent.

     Based on the review and discussions described above, the Audit Committee has recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                                          N. DeBenedictis (Chairman)
                                          R. E. Chappell
                                          J. R. Hall

DIRECTOR COMPENSATION

HOW ARE DIRECTORS COMPENSATED?

     Base Compensation. The Company pays non-employee directors an annual retainer fee of $18,000. The directors receive shares of the Company's common stock in an amount that equals two thirds of this fee, with the balance paid in cash. In addition, the Company pays non-employee directors $1,500 for attendance at the annual board retreat, $1,000 for every board meeting attended and $1,000 for every committee meeting attended. The Company also pays non-employee committee chairpersons an annual committee-related retainer of $2,500.

     Deferred Compensation. Pursuant to the Company's Deferred Compensation Plan for Directors (the plan), every year each director may elect to defer 50%, 75% or 100% of his or her retainer to be earned in that year and following years. For each director who participates in the plan, the Company will credit a deferred fee account with phantom shares of the Company's common stock (stock units) at such time as the retainer would otherwise have been paid. The number of stock units credited to a director's deferred account is the quotient of the amount of the deferred retainer divided by the fair market value of the Company's common stock on such date. Additional stock units are credited to each director's account as of each payment date for dividends on the Company's common stock, based on the number of stock units credited to a director's account on the record date for such dividends. Once a participant in the plan ceases to be a member of the Board of Directors, such participant is entitled to receive an amount in cash equal to the product of the number of stock units credited to his or her deferred account multiplied by the fair market value of the Company's common stock, payable in lump sum or in installments.

     Options. Each non-employee director receives, on May 1st of each year, non-qualified stock options to purchase 2,500 shares of common stock of the Company for a purchase price per share equal to the fair market value per share of the common stock of the Company on the date such options are granted. The options vest in full on the first anniversary of the date of the grant and expire on the earlier of the date on which the optionee ceases to be a member of the Board of Directors or ten years from the date of the grant; provided, however, that (i) in the event of the optionee's retirement from the Board, such options, whether or not exercisable on the date of his or her retirement, are exercisable until the first to occur of five years from the date of such retirement or ten years from the date of the grant and (ii) in the event that an optionee ceases to be a member of the Board by reason of death or disability, such options are exercisable until the first to occur of one year from the date of such death or disability or ten years from the date of the grant.

     Benefits. Each non-employee director is covered by the Company's directors and officers liability insurance as well as the Company's travel accident insurance.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation of the chief executive officer of the Company and each of the Company's four other most highly compensated executive officers in 2002:

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                               -----------------------------------
                                                ANNUAL COMPENSATION                     AWARDS             PAYOUTS
                                       -------------------------------------   -------------------------   -------
                                                                                RESTRICTED    SECURITIES    LTIP      ALL OTHER
          NAME AND            FISCAL                BONUS     OTHER ANNUAL     STOCK AWARDS   UNDERLYING   PAYOUTS   COMPENSATION
     PRINCIPAL POSITION        YEAR    SALARY($)   ($)(1)    COMPENSATION(2)      ($)(3)       OPTIONS     ($)(4)       ($)(5)
----------------------------  ------   ---------   -------   ---------------   ------------   ----------   -------   ------------
G. H. Glatfelter II.........   2002     482,004    187,447         --              --           63,600     210,424      5,525
  Chairman and                 2001     463,596    252,864         --              --           79,000      49,560      5,250
  Chief Executive Officer      2000     428,264    313,166         --              --           92,100      41,332      2,125

R. P. Newcomer..............   2002     391,428    144,245         --              --           35,040     146,071      5,525
  President and                2001     374,988    190,965         --              --           52,200      49,560      5,125
  Chief Operating Officer      2000     326,280    188,030         --              --           50,700      41,322      5,125

D. C. Parrini...............   2002     235,752    102,052         --              --           14,300      26,918      5,500
  Senior Vice President &      2001     212,696     78,247         --              --           21,300           0      5,100
  General Manager              2000     162,954     81,479         --              --           21,200           0      5,100

Robert L. Inners............   2002     198,204     71,035         --              --           12,220      30,688      5,500
  Vice President of
    Operations &               2001     184,368     81,336         --              --           18,200           0      5,100
  Supply Chain                 2000     157,452     87,733         --              --           21,200           0      5,100

Gerhard Federer.............   2002     209,196     73,620         --              --                0           0      5,500
  Vice President of
    Finance -                  2001     199,224     71,242         --              --           18,200           0      2,988
  Business Support(6)          2000     173,649    104,636         --              --           21,200           0          0

---------------
(1) Reflects distributions under a broad-based profit sharing plan payable to all salaried employees and bonuses under the Management Incentive Plan for executive officers and other senior level employees.

(2) No executive officer named in the Summary Compensation Table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of his total salary and bonus.

(3) At December 31, 2002, Messrs. Glatfelter, Newcomer, Parrini, Inners and Federer held restricted stock awards in the aggregate of 79,460, 45,691, 15,453, 15,069 and 11,960 shares of common stock, respectively. At December 31, 2002, the fair market value of the shares subject to awards held by Messrs. Glatfelter, Newcomer, Parrini, Inners and Federer was $1,045,694, $601,294, $203,361, $198,308 and $157,394. Restricted stock awarded in
    December 2000 and 2001 vests at the end of the fourth year after it is awarded. Restricted stock awarded in December 2002 vests at the end of the third year after it is awarded. An amount equal to the cash dividends per share paid on the Company's common stock during the vesting period accrues with respect to each share of restricted stock and is payable at the end of the vesting period. Further information concerning restricted stock awarded in 2002 is set forth under "Long-Term Incentive Plan Awards."

(4) Represents the payout to Messrs. Glatfelter, Newcomer and Inners for performance shares, which were awarded in 1996 and 1997, pursuant to the 1992 Key Employee Long-Term Incentive Plan, and had four-year performance periods ending December 31, 2000 and 2001, respectively. Furthermore, it represents the payout to Messrs. Glatfelter, Newcomer, Parrini and Inners for restricted stock, which was awarded in 1998, pursuant to the 1992 Key Employee Long-Term Incentive Plan, and had four-year vesting period ending December 31, 2002.

(5) Other compensation reported for 2001 represents (a) matching contributions under the Company's 401(k) Savings Plan and (b) in the case of Messrs. Glatfelter and Newcomer $25 payable to them as employees at the Company's Spring Grove mill with service in excess of 25 years.

(6) Mr. Federer resigned as an officer of the Company effective February 28, 2003.

OPTION GRANTS

     The following table sets forth information concerning the number of options granted during 2002 and the value of unexercised options to purchase common stock held by the named executive officers at December 31, 2002. Under the terms of the stock options granted during 2002, none of the options are exercisable until 2004.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      NUMBER OF      % OF TOTAL
                                     SECURITIES        OPTIONS
                                     UNDERLYING      GRANTED TO     EXERCISE                 GRANT DATE
                                       OPTIONS        EMPLOYEES       PRICE     EXPIRATION     PRESENT
NAME                                GRANTED(#)(1)    DURING 2002    ($/SH)(1)      DATE      VALUE($)(2)
----                                -------------   -------------   ---------   ----------   -----------
G. H. Glatfelter II...............     63,600           22.2          13.70      12/16/12      157,728
R. P. Newcomer....................     35,040           12.2          13.70      12/16/12       86,899
D. C. Parrini.....................     14,300            5.0          13.70      12/16/12       35,464
R. L. Inners......................     12,220            4.2          13.70      12/16/12       30,306
G. Federer........................          0              0            n/a           n/a            0

---------------

(1) With respect to Messrs. Glatfelter, Newcomer, Parrini and Inners the options were granted on December 17, 2002 and 33 1/3% of the total number of shares becomes exercisable on each January 1 of 2004 through 2006. Upon retirement, the grantees may exercise these options until the first to occur of three years from the date of such retirement or December 16, 2012.

(2) The grant date present value was estimated using the Black-Scholes option pricing model using the following assumptions: expected life 6.5 years; risk-free interest rate of return 4.13%; volatility rate of 27.8% and a dividend yield of 5.15%. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation".

YEAR-END OPTION VALUES

     The following table sets forth information concerning options exercised in 2002 and the value of unexercised options to purchase common stock held by the named executive officers at December 31, 2002.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                             OPTIONS AT                    OPTIONS AT
                           SHARES                        FISCAL YEAR END(#)           FISCAL YEAR END($)(1)
                         ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                     EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
G. H. Glatfelter II....         0            n/a       183,914        258,342        106,683        36,099
R. P. Newcomer.........    59,748        206,168        82,940        150,963             --        19,879
D. C. Parrini..........     9,370         26,599            --         57,471             --         6,737
R. L. Inners...........    29,071         36,073        25,894         53,144          2,242         7,012
G. Federer.............    12,150         31,143            --         40,950             --         4,770

---------------

(1) Value is measured by the difference between the closing price for the Company's common stock on the New York Stock Exchange on December 31, 2002 and the exercise price of the option.

LONG-TERM INCENTIVE PLAN AWARDS

     The following table sets forth information concerning the number of shares of restricted stock and cash awarded in 2002 under the Company's 1992 Key Employee Long-Term Incentive Plan.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                                          ESTIMATED FUTURE PAYOUTS UNDER
                                        NUMBER OF      PERFORMANCE OR     NON-STOCK PRICE-BASED PLAN(3)
                                      SHARES, UNITS     OTHER PERIOD     --------------------------------
                                        OR OTHER      UNTIL MATURATION   THRESHOLD     TARGET    MAXIMUM
NAME                                  RIGHTS(#)(1)      OR PAYOUT(2)       ($)(4)      ($)(5)     ($)(6)
----                                  -------------   ----------------   ----------   --------   --------
G. H. Glatfelter II ................     11,350           3 years         193,789     387,577    581,366
R. P. Newcomer......................      6,250           3 years         106,748     213,495    320,243
D. C. Parrini.......................      2,550           3 years          43,551      87,101    130,652
R. L. Inners........................      2,180           3 years          37,222      74,444    111,665
G. Federer..........................         --                --              --          --         --

---------------

(1) Represents the target amount of restricted stock awarded in 2002 under the 1992 Key Employee Long-Term Incentive Plan that will vest at the end of three years, subject to the achievement by the Company of a threshold level of total shareholder return over the three-year period relative to the performance of the Company's peer companies. An amount equal to the cash dividends per share paid on the Company's common stock during the three-year period shall accrue with respect to each share of restricted stock and be payable at the end of the three-year period to the extent a payout is earned.

(2) Restricted stock will vest on December 31, 2005.

(3) Represents the total potential cash value of the above-described restricted stock award and a cash award. Subject to the same criteria as the restricted stock award, Messrs. Glatfelter, Newcomer, Parrini and Inners will also receive a cash award. Both the restricted stock and cash award will be forfeited upon termination of employment during the three-year period for any reason other than retirement, death or disability.

(4) Includes a cash component of $119,900, $66,060, $26,950, and $23,023 for
    Messrs. Glatfelter, Newcomer, Parrini and Inners, respectively

(5) Includes a cash component of $239,800, $132,120, $53,900 and $46,060 for
    Messrs. Glatfelter, Newcomer, Parrini and Inners, respectively

(6) Includes a cash component of $359,700, $198,180, $80,850 and $69,090 for
    Messrs. Glatfelter, Newcomer, Parrini and Inners, respectively

EMPLOYEE RETIREMENT PLANS

WHAT EMPLOYEE RETIREMENT PLANS HAS THE COMPANY ESTABLISHED?

     Pension Plan. Officers and directors who are full-time employees of the Company participate in the P. H. Glatfelter Company Retirement Plan for Salaried Employees (the pension plan). Benefits payable under the pension plan are based upon years of service and average annual compensation for the five consecutive calendar years during the ten years preceding the year of retirement that yield the highest average. Retirement benefits under the pension plan are not subject to any deduction for Social Security benefits. Annual compensation for purposes of the pension plan generally includes salary as listed in the Summary Compensation Table plus bonus listed in the Summary Compensation Table for the prior year. To the extent deferral of an award under the Company's Management Incentive Plan causes a reduction in a participant's pension under the pension plan, a pension supplement (the MIP adjustment supplement) will be paid from the Company's Supplemental Management Pension Plan.

     The pension plan has been amended to reflect three voluntary early retirement enhancement programs (the VEREPs) effective in 1998, 1999 and 2000 for certain groups of eligible salaried employees of the Company. Eligible employees who have elected to participate in one of the VEREPs generally receive enhanced benefits under the pension plan based on the addition of five years of credited service and five years of additional age, but not beyond age 65.

     Supplemental Executive Retirement Plan. The Company has a Supplemental Executive Retirement Plan (the SERP) consisting of two benefits, either or both of which are available to those management and executive employees who have been selected by the Company's Compensation Committee for participation therein. The first benefit, known as the restoration pension, provides an additional pension benefit based on the participant's pension benefit earned under the terms of the pension plan, which is intended to restore that portion of the pension plan's benefit which cannot be paid from that plan due to legal limitations on the compensation and total benefits payable thereunder. Participants may receive the restoration pension in a single sum or in any form permitted under the pension plan, as elected by the participant at the time he or she first becomes a participant.

     The second benefit, known as the FAC pension, pays a monthly pension benefit equal to a designated percentage of the participant's final average compensation (as defined below), offset by the actuarially equivalent value of the participant's benefits under the pension plan and certain Company-sponsored nonqualified defined benefit pension arrangements, including (if applicable) the restoration pension. The designated percentage is 2% multiplied by the participant's years of credited service under the pension plan, but not in excess of 55%. The FAC pension is payable following the participant's retirement at or after age 62 in the form of a joint and 75% survivor annuity with the participant's spouse or, if so requested by the participant and approved by the Company's Compensation Committee, as a single sum. The FAC pension can also be paid on an early retirement basis as early as age 55, but reduced by 2.5% for each year by which the early benefit commencement precedes the participant's attainment of age 62. A survivor benefit is also payable to the participant's surviving spouse if the participant dies before his or her benefit commencement date. Final average compensation means the annualized average of the participant's eligible compensation for the sixty (60) calendar months immediately preceding his or her retirement, which generally means the salary and bonus amounts listed in the Summary Compensation Table.

WHAT ARE THE ESTIMATED ANNUAL RETIREMENT BENEFITS OF THE COMPANY'S EXECUTIVES?

     The following table shows the estimated annual retirement benefits, payable in the form of a joint and 75% survivor annuity beginning at age 62, to those executives, including Messrs. Glatfelter, Newcomer, Parrini, and Inners, who are eligible for the FAC pension under the SERP. This benefit consists of the sum of the executive's pension plan benefits and the additional amount necessary to yield the benefit calculated under the FAC pension.

                               PENSION PLAN TABLE

                                            ESTIMATED ANNUAL RETIREMENT
         AVERAGE ANNUAL                BENEFIT BASED ON YEARS OF SERVICE(1)
           (FIVE YEAR)             ---------------------------------------------
         COMPENSATION($)             15         20         25       27.5 OR MORE
         ---------------           -------    -------    -------    ------------
   125,000.......................   37,500     50,000     62,500       68,750
   150,000.......................   45,000     60,000     75,000       82,500
   175,000.......................   52,500     70,000     87,500       96,250
   200,000.......................   60,000     80,000    100,000      110,000
   250,000.......................   75,000    100,000    125,000      137,500
   300,000.......................   90,000    120,000    150,000      165,000
   400,000.......................  120,000    160,000    200,000      220,000
   500,000.......................  150,000    200,000    250,000      275,000
   600,000.......................  180,000    240,000    300,000      330,000
   700,000.......................  210,000    280,000    350,000      385,000
   800,000.......................  240,000    320,000    400,000      440,000

---------------
(1) Pension benefit paid as a joint and 75% survivor annuity.

     The following executive officers who participate in the pension plan had the indicated credited years of service at December 31, 2002: G. H. Glatfelter
II: 26 years; R. P. Newcomer: 30 years; D. C. Parrinni: 5 years; R. L. Inners:
22 years; and G. K. Federer: 2 years.

     The foregoing table assumes that the executive is a participant in the FAC pension under the SERP. Of the named executive officers at December 31, 2002, Mr. Federer is not eligible for the FAC pension and therefore is entitled to receive a pension determined under the pension plan, together with, as applicable, the restoration pension and the MIP adjustment supplement.

     The accrued annual benefits for Mr. Federer under the pension plan, the restoration pension and the MIP adjustment supplement are $6,492. These accrued benefits are payable in the form of a single life annuity beginning at age 65.

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

WHAT EMPLOYMENT CONTRACTS HAS THE COMPANY ENTERED INTO?

     Mr. Federer has executed an employment contract with the Company effective March 1, 2001 and continuing for a term ending on June 30, 2004. Mr. Federer was paid an annual base salary under this agreement of $199,224. The agreement provided that he would have been paid through the end of the term unless he resigned or was terminated for cause. Mr. Federer resigned effective February 28, 2003.

WHAT CHANGE-IN-CONTROL ARRANGEMENTS HAS THE COMPANY ENTERED INTO?

     The Company has entered into change in control employment agreements with each of Messrs. Glatfelter, Newcomer, Parrini, and Inners. Under the agreements, each executive will become entitled to additional payments and benefits if his employment is terminated under certain conditions within two years following a change in control (as defined in the agreements) of the Company during the term of the agreements. Under the agreements, each executive's employment with the Company will continue for two years from the date of a change in control. During such period, the executive shall continue in the position he held prior to the change in control and shall receive compensation and benefits from the Company at least equal to those paid to him prior to the change in control.

     The foregoing agreements provide that if, within two years following a change in control, the executive's employment is terminated by the Company other than for cause, death or disability, or is terminated by the executive for good reason (as defined in the agreements), he will receive his then current base salary through the date of termination, plus a lump sum payment, payable within thirty days after the date of termination, representing certain severance benefits (in lieu of further salary payments and in lieu of any severance benefits otherwise payable by the Company). The severance benefits under the agreements consist of: (i) a prorated bonus for the year in which the date of termination occurs, on the basis of a target bonus under the Management Incentive Plan and a 7.5% of base salary profit-sharing bonus; (ii) an amount equal to two times (three times in the case of Mr. Glatfelter) (a) the executive's base salary (at the highest rate achieved before the date of termination) plus (b) his annual bonus for the last full fiscal year before the date of termination; (iii) continued health, disability and life insurance coverage for two years (three years in the case of Mr. Glatfelter) at substantially similar levels of coverage, or at the Company's option payment to the executive of an amount equal to the Company's cost of providing such benefits; and (iv) full vesting and payout under all deferred compensation plans.

     The agreements also provide that if the executive's employment is terminated by the Company for cause, death or disability, or is terminated by the executive (including voluntary retirement) without good reason, in lieu of the severance benefits above, such executive will receive a lump sum cash payment of his then current base salary through the date of termination, together with all compensation and benefits to which he is entitled under the Company's benefit plans for periods preceding the date of termination.

     The agreements further provide that if any payment or benefit to an executive, whether pursuant to the agreements or otherwise, is subject to the excise tax imposed by the Internal Revenue Code on "excess parachute payments," then an additional payment will be made to such executive so that the amount he receives on a net basis will be the same amount that he would have received absent the applicability of the excise tax.

                        COMPENSATION COMMITTEE INTERLOCK
                           AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of five members of the Board of Directors: R. E. Chappell (Chairman), N. DeBenedictis, K. Dahlberg, R. J. Naples, and R. L. Smoot. No member of this Committee was at any time during the Company's 2002 fiscal year, or at any other time, an officer or employee of the Company. All members were free of any relationship that, in the opinion of the Board, would interfere with their individual exercise of independent judgement. All members also qualified as "non-employee directors," within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

     No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors. Mr. Chappell will retire from the Board at the annual meeting. The Board will fill the vacancy created on the Compensation Committee by his retirement, as it deems necessary.

     Until September 2002, Mr. Smoot was an officer of a banking institution that has a banking relationship with the Company and provides general banking services and credit facilities. See "Certain Relationships and Related Transactions".

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

WHAT ARE THE RESPONSIBILITIES OF THE COMPANY'S COMPENSATION COMMITTEE?

     The primary functions of the Compensation Committee are to discharge the Board of Directors' responsibilities relating to compensation of the Company's executives, to review and approve the elements of the Company's executive compensation program and to assess the effectiveness of the program as a whole. In accordance with its written charter, the Compensation Committee's responsibilities include: (i) reviewing annually (A) with the Company's chief executive officer the job performance of the corporate officers and (B) the job performance of the Company's chief executive officer as measured against financial and other objectives and the Company's achievements as compared to certain other companies, (ii) reviewing and establishing the level of salaries and benefits for the chief executive officer and the corporate officers, including but not limited to benefits under the Company's long-term incentive plan, defined benefit and contribution plans and other welfare benefit plans,
(iii) reviewing and approving certain participants in, and the operating rules for awards under, the Company's Management Incentive Plan, and (iv) overview and administration of various pension, 401(k) savings and profit sharing plans. The Compensation Committee also performs an annual review of the outside directors' compensation program. The Compensation Committee has the authority to engage independent compensation consultants or legal advisors, as it may deem appropriate in its sole discretion, and to approve related fees and retention terms of such consultants, counsel, or advisors.

     The Compensation Committee from time to time reviews the Company's entire executive compensation structure through an examination of compensation information for comparable companies and certain broader-based data, compiled by the Company and by compensation and other consulting firms. The comparable companies are other companies in the paper and packaging industry (both publicly and privately owned) and companies in the materials sector, which on an overall basis are most similar to the Company in relation to size, products and financial and other characteristics. In certain cases comparable companies also include general industry and nondurable manufacturing companies of roughly the same revenue size as the Company. The companies that comprise the Peer Group in the Stock Performance Chart below are the Company's industry-based comparable companies and as such are also included in the list of comparable companies for the comparable review of executive compensation.

WHAT IS THE COMPANY'S PHILOSOPHY REGARDING EXECUTIVE OFFICER COMPENSATION?

     The Compensation Committee has generally structured the Company's executive compensation program (i) to be competitive with compensation programs of comparable companies to enable the Company to attract, retain and motivate a highly qualified executive management team, (ii) to provide a significant portion of variable-based compensation that is contingent upon objectively-measured performance to align executive officers' interests with those of the Company's shareholders, and (iii) to include appropriate and flexible design features in such programs which will be responsive to the characteristics of the paper industry and to the changing needs of the Company. The elements of the Company's executive compensation program are salary and annual incentive compensation comprised of management incentive and long-term incentive compensation and other benefits. From time to time the Compensation Committee solicits the advice of compensation and other consulting firms to evaluate the Company's executive compensation program in order to ensure that such program is competitive with compensation programs of comparable companies. In establishing executive compensation for 2002, the Compensation Committee considered a competitive market compensation analysis for all executive officer positions, prepared by the Company's compensation consultant.

WHAT ARE THE COMPONENTS OF EXECUTIVE COMPENSATION?

     Base Salary. The Company's policy is to pay competitive salaries at levels which are sufficient to attract and retain high caliber individuals based on the relative value of each position, as measured against comparable companies. The Compensation Committee assigns each executive position a salary, including a midpoint and a range, based on the comparison to competitive market levels for the executive's job function. Salaries and ranges are adjusted by the Compensation Committee periodically on the basis of corporate performance as well as competitive and internal equity considerations.

     Generally, executive officer base salaries are reviewed and approved annually in December. The salary for each executive is set by the Compensation Committee after an assessment of his or her individual performance, overall corporate performance as well as competitive and internal equity considerations. The factors that were considered in granting salary increases to executive officers for 2002 were as follows: (i) the base salaries for most executives were below the midpoint of their respective salary ranges and below the median base salaries for positions of similar scope and responsibility at comparable companies, (ii) the objective of moving base salaries to the midpoint of salary ranges within a reasonable period of time, and (iii) the Compensation Committee's assessment of certain senior executive officers' performance as reported by the chief executive officer.

     Profit Sharing Plan. The Company has established a profit sharing plan, which covers all of its domestic salaried employees. This plan is intended to incent participants to enhance Company performance by offering them a shared interest in profits each year, up to a maximum of 15% of base salary.

     To establish financial targets for payment of profit sharing awards for 2002, the Compensation Committee established separate profit centers for the Company's global operations and for each of the domestic facilities. The Company's senior executives were participants in the global profit center in 2002. The operating rules established by the Compensation Committee for profit sharing in 2002 provide for awards of up to 15% of base salary depending on the percentage return on shareholders' equity for the operations included in the global profit center or, in the case of the domestic facilities' profit centers, on the individual facility financial performance for the year.

     The 2002 financial performance of the Company's global profit center resulted in profit sharing awards of less than half of the maximum award attainable under this plan. Effective January 1, 2003, the Company's senior executives will no longer participate in the Company's Profit Sharing Plan.

     Management Incentive Plan. The Compensation Committee establishes additional incentive bonus opportunities under its Management Incentive Plan, which are designed to encourage greater efforts on the part of key salaried employees to increase the profits of the Company. The incentive bonus opportunities potentially represent a significant portion of total compensation and are intended to correlate with the financial and other performance of the Company. The underlying objectives of the Company's Management Incentive Plan are to assure that incentive bonus awards are at risk annually, to reward senior executives and key management personnel on the basis of corporate financial and other results and to provide an incentive bonus award that is similar to that of comparable companies.

     To establish financial targets for payment of incentive awards for 2002, the Compensation Committee established separate profit centers for the Company's global operations, each of its domestic facilities and its Gernsbach facility. The Company's senior executives were participants in the global profit center in 2002. Under the operating rules established by the Compensation Committee for the Management Incentive Plan for 2002, the incentive bonus awards for all profit centers were based on the following weighted factors: (a) return on capital employed, (b) achievements related to the implementation of the Company's Enterprise Resource Planning System, known as the IMPACT project, and
(c) the achievement of certain individually established key performance metrics. The Company's senior executives were assigned key performance metrics related to earnings per share, cash flow, revenue growth and environmental and safety performance.

     The Compensation Committee established annual maximum, target and minimum financial objectives to be achieved for each component of the Management Incentive Plan. When establishing the return on capital employed objectives, the Compensation Committee linked the objectives to the Company's 2002 budget.

When establishing the specific measurements under the Company's IMPACT project, the Compensation Committee considered whether the key elements designed to accomplish a successful implementation of the Enterprise Resource Planning System under the IMPACT project were completed as planned. When establishing the achievement of certain individually established performance metrics, the Compensation Committee considered, among others, cash flow, operating profit and revenue growth for individual products and the accomplishment of certain environmental and safety goals.

     This methodology is intended to induce management to enhance the profitability of the Company, and therefore to provide value to the shareholders of the Company. The Compensation Committee believes that executive officers should not receive any incentive bonus if the Company does not achieve annually established minimum financial objectives. If the minimum financial objectives of the individual components are achieved, the incentive award for an executive officer is the sum of the percentages derived from each of the components of the Management Incentive Plan multiplied by the midpoint of the salary range for such executive.

     For purposes of the Management Incentive Plan, the performance of the global profit center for 2002 was modestly less than the target objectives but above the minimum objectives established by the Compensation Committee. Although the Company's financial performance in 2002 was below budget, the incentive bonus payments for Messrs. Parrini and Federer were slightly higher in 2002 than in 2001. This is due to the fact that Messrs. Parrini and Federer achieved higher results relative to their individually established key performance metrics in 2002 compared to 2001. In the case of Mr. Parrini, it is also due to the fact that effective January 1, 2002, he was promoted, causing his incentive bonus for 2002 to be based on a salary with a higher salary range midpoint than for 2001.

     Long-Term Incentive Compensation. The Company's Long-Term Incentive Plan enables the Company to offer key employees equity interests in the Company and other incentive awards, including performance-based stock incentives. Certain features of the plan (i.e., stock options, performance shares, performance units and restricted stock) are similar to long-term incentives offered by many of the comparable companies. The primary purposes of the plan are to (i) attract, retain, motivate and reward key employees, (ii) provide target long-term incentive award opportunities which are competitive with comparable companies,
(iii) assure that the awards issued pursuant to the plan reflect the cyclical and long-term nature of the paper industry, (iv) enable senior executives to acquire appropriate levels of equity interest in the Company in order to increase the alignment of their interests with those of shareholders and (v) otherwise strengthen the mutuality of interests between key employees and the Company's shareholders.

     In December 1998, the Compensation Committee adopted a long-term incentive program under which it made awards of restricted stock in combination with grants of stock options. These grants and awards were made effective the day of the December Compensation Committee meeting. Stock options have an exercise price equal to the fair market value of the Company's common stock at the time of the grant and generally become exercisable in annual 25% increments commencing one year after the date of grant. Contingent awards of restricted stock are generally made on the first day of a four-year vesting period. At the end of the four-year vesting period, the payout of restricted stock earned is based upon the achievement of a threshold earnings level established by the Compensation Committee at the date of the award. If the threshold earnings level is not attained, no payment is made. Payouts of earned restricted stock are made at the discretion of the Committee in cash or in common stock of the Company at the end of the four-year vesting period. The four-year vesting period for restricted stock granted in 1998 under the long-term incentive program ended on December 31, 2002.

     In December 2002, the Compensation Committee introduced a performance-cash component to the existing long-term incentive program based on the recommendations of an executive compensation consulting firm. The payout of the performance-cash component is contingent upon the achievement of a level of total shareholder return at the end of the three year vesting period as determined by the Compensation Committee at the date of the grant. Accordingly, the Compensation Committee made a combination of performance-cash and stock option grants and restricted stock awards to the Company's senior executives. The value of the stock option grants and restricted stock awards made in December 2002 was based on a percentage of the midpoint of the salary range for each executive. The stock options that were granted on December 17, 2002 had terms and conditions similar to previous grants of stock options, with the exception that they are subject to a three year vesting period and are exercisable with respect to 33 1/3% of the total number of shares subject to option in each year beginning on January 1, 2004. Upon retirement, the grantees may exercise these options until the first to occur of three years from the date of such retirement or the expiration of the option's exercise period. The restricted stock awards made in December 2002, unlike the restricted stock awards made in December 2000 and December 2001, are subject to the continued service of the executive for three years, except in cases of death, disability or retirement, and are contingent upon the achievement of a level of total shareholder return at the end of the three year vesting period as determined by the Compensation Committee at the date of the grant.

HOW IS THE COMPANY ADDRESSING INTERNAL REVENUE CODE LIMITS ON DEDUCTIBILITY OF COMPENSATION?

     The Compensation Committee intends that awards made under the Long-Term Incentive Plan and the Management Incentive Plan will qualify as performance-based compensation that will be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code.

HOW IS THE COMPANY'S CHIEF EXECUTIVE OFFICER COMPENSATED?

     The base salary of George H. Glatfelter II, Chairman and Chief Executive Officer of the Company, was increased by 4.0% effective January 1, 2002, consistent with the goal of aligning his base salary to competitive market levels. In approving this increase the Compensation Committee also considered Mr. Glatfelter's continuing contributions to the Company's long-term business strategy and his role in guiding the Company as its chief executive during 2001, a period in which the Company's business and the paper industry in general continued to experience significant challenges.

     Mr. Glatfelter's annual management incentive bonus award for 2002 was less than in 2001 reflecting the fact that the performance of the Company's global profit center for 2002 with respect to the various elements of the Management Incentive Plan was slightly less than the respective target objectives established by the Compensation Committee.

     The Compensation Committee also granted Mr. Glatfelter a combination of performance-cash and nonqualified stock options as well as an award of restricted stock under the Long-Term Incentive Plan effective December 17, 2002 with a total target value intended to approximate 120% of the midpoint of the salary range for Mr. Glatfelter's salary. The payout of the performance cash and the award of restricted stock are subject to the achievement of a level of total shareholder return at the end of the three year vesting period. The Compensation Committee believes that this form of stock and cash compensation more closely aligns Mr. Glatfelter's interests with those of the shareholders of the Company.

                                          R. E. Chappell, Chairman
                                          N. DeBenedictis
                                          K. Dahlberg
                                          R. J. Naples
                                          R. L. Smoot

STOCK PERFORMANCE GRAPH

     The following chart compares the yearly percentage change in the cumulative total return on the Company's common stock during the five years ended December 31, 2002 with the cumulative total return on the S&P MidCap 400 Index and the Company's Peer Group(1). The comparison assumes $100 was invested on December 31, 1997 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      FOR THE YEAR ENDED DECEMBER 31, 2002
[PERFORMANCE GRAPH]

                                                 P.H. GLATFELTER COMPANY         S&P MIDCAP 400                PEER GROUP
                                                 -----------------------         --------------                ----------
1997                                                     100.00                      100.00                      100.00
1998                                                      69.51                      119.11                       87.82
1999                                                      86.27                      136.64                      102.70
2000                                                      78.63                      160.56                       97.21
2001                                                     103.35                      159.59                       95.24
2002                                                      92.77                      136.41                       85.06

---------------
(1) The Company's Peer Group consists of companies in the same industry as the Company. The returns of each Company in the Peer Group have been weighted according to their respective stock market capitalization for purposes of arriving at the Peer Group average. The members of the Peer Group are as follows: Bowater, Inc., Chesapeake Corporation, MeadWestvaco Corporation, Pope and Talbot, Inc., Potlatch Corporation, Schweitzer-Mauduit International, Inc., Wausau Mosinee Paper Mills Corporation. Certain of the comparable companies are included in the S&P MidCap 400, and therefore are represented in two indices in the Stock Performance Chart.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Smoot, a director of the Company, was President and Chief Executive Officer until December 2000, and had been Regional Chairman until September 2002, of PNC Bank, National Association, Philadelphia/ South Jersey markets. PNC Bank, National Association (PNC Bank), a subsidiary of PNC Financial Services Group, Inc., has a banking relationship with the Company and provides general banking services and credit facilities. PNC Bank is one of four lending institutions under a $125,000,000 Credit Agreement dated June 24, 2002, which is used to finance the Company's working capital needs. PNC Bank's committed share of this credit facility is $32,500,000. As of December 31, 2002, the Company's borrowing under the Credit

Agreement was approximately $67,681,000; PNC Bank's portion of this loan was approximately $17,597,000. All transactions between the Company and PNC Bank have been made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

     Mr. Stewart, a director of the Company, was retained to provide consulting services to the Company pursuant to a consulting agreement, the terms of which resulted in payment by the Company to Mr. Stewart during 2002 of $140,100 in fees and the payment of expenses incurred by Mr. Stewart in connection with the provision of such services in the amount of $13,698.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth as of February 26, 2003 (except as otherwise noted) the holdings of (i) each person who is known by the Company to own beneficially more than 5% of the common stock of the Company, (ii) each director, each director nominee and certain executive officers and (iii) all directors and executive officers of the Company as a group. All stock with respect to which a person has the right to acquire beneficial ownership within 60 days is considered beneficially owned by that person.

                                                       AMOUNT AND NATURE OF BENEFICIAL
                                                         OWNERSHIP (NUMBER OF SHARES)      PERCENTAGE
                                                       --------------------------------     OF CLASS
                                                                       VOTING AND/OR       (IF GREATER
NAME                                                   DIRECT(1)    INVESTMENT POWER(2)     THAN 1%)
----                                                   ---------    -------------------    -----------
Principal Holders
  The PNC Financial Services Group, Inc..............         0         15,231,103(3)          34.9%
     (formerly PNC Bank Corp.)
     Fifth Ave. & Wood St.
     Pittsburgh, Pa
  P. H. Glatfelter Family............................         0         12,493,452(4)          28.6%
     Shareholders' Voting Trust
     c/o PNC Bank
     1600 Market Street
     Philadelphia, Pa
  G. H. Glatfelter...................................         0          3,789,603(5)           8.7%
     Spring Grove, Pa
  Dimensional Fund Advisors Inc. ....................         0          2,375,500(6)           5.5%
     1299 Ocean Avenue, 11th Floor
     Santa Monica, CA 90401

Directors, nominees for director and certain officers
  (other than those listed above)
  R. E. Chappell.....................................     2,000              6,000(7)            --
  K. Dahlberg........................................       815                  0(8)            --
  N. DeBenedictis....................................     5,815              6,000(7)            --
  G. K. Federer......................................         0             13,275(9)
  P. G. Foulkrod.....................................       815            957,245(10)          2.2%
  G. H. Glatfelter II................................     4,993            741,022(11)          1.7%
  J. R. Hall.........................................       815                  0(8)
  R. L. Inners II....................................     3,749             40,877(12)
  M. A. Johnson II...................................    11,359              7,536(13)           --
  R. J. Naples.......................................     1,000              1,500(14)           --
  R. P. Newcomer.....................................    11,513            130,347(15)           --
  D. C. Parrini......................................       528             16,806(16)           --
  R. L. Smoot........................................     2,315              6,000(7)            --

                                                       AMOUNT AND NATURE OF BENEFICIAL
                                                         OWNERSHIP (NUMBER OF SHARES)      PERCENTAGE
                                                       --------------------------------     OF CLASS
                                                                       VOTING AND/OR       (IF GREATER
NAME                                                   DIRECT(1)    INVESTMENT POWER(2)     THAN 1%)
----                                                   ---------    -------------------    -----------
  L. C. Stewart......................................       815                  0(8)            --
  All directors and executive officers as a group....    50,598          2,046,109(17)          4.8%

---------------

 (1) Reported in this column are shares held of record.

 (2) Does not include shares reported in Direct ownership column. For purposes of the table, shares of common stock are considered beneficially owned by a person if such person has or shares voting or investment power with respect to such stock. As a result, the same security may be beneficially owned by more than one person and, accordingly, in some cases, the same shares are listed opposite more than one name in the table. Also includes, in some cases, shares beneficially held by spouses or minor children, as to which beneficial ownership is disclaimed.

 (3) Consists of shares beneficially owned as of December 31, 2002 and includes 10,709,901 shares as to which PNC Financial Services Group, Inc. (PNC) has sole voting power; 4,448,002 shares as to which PNC has shared voting power; 10,951,903 shares as to which PNC has sole power to dispose or to direct the disposition of; and 4,259,479 shares as to which PNC has shared power to dispose or to direct the disposition of. The amounts specified for shared voting power and shared investment power both include as of February 26, 2003, 719,649 shares held by PNC Bank, National Association (PNC Bank) as co-trustee with G. H. Glatfelter, 480,000 shares held by PNC Bank as co-trustee with G. H. Glatfelter II and 52,476 shares held by PNC Bank as co-trustee with P. G. Foulkrod. In addition, as of February 26, 2003, 12,493,452 shares of the total amount of shares beneficially held by PNC are deposited in the voting trust (see footnotes (4) and (10)). All shares beneficially held by PNC are also considered to be beneficially held by its subsidiary, PNC Bancorp, Inc., and by PNC Bank, a subsidiary of PNC Bancorp, Inc.

 (4) Consists of shares beneficially owned by certain descendants of Philip H. Glatfelter or the spouses of such descendants, including shares beneficially owned by P. G. Foulkrod, G. H. Glatfelter and G. H. Glatfelter II, which were deposited in the P. H. Glatfelter Family Shareholders' Voting Trust dated July 1, 1993 (the voting trust). Shares deposited in the voting trust may be withdrawn subject to certain conditions. Co-trustees for the voting trust are Katherine G. Costello, William M. Eyster II, Irene
     G. Fegley, Elizabeth Glatfelter, Susan M.G. Wilson and PNC Bank. Co-trustees other than PNC Bank each represent a family group. The shares deposited in the voting trust may be voted only in accordance with a majority of votes cast by the co-trustees pursuant to a weighted formula in which (i) each co-trustee (other than PNC Bank) is entitled to cast such number of votes as is equal to the number of shares deposited in the voting trust in which members of his or her family group have an interest and (ii) PNC Bank is entitled to cast such number of votes as is equal to the number of shares deposited in the voting trust in which any fiduciary trust of which PNC Bank is a trustee and which is for the benefit of one or more Glatfelter family members has an interest. The co-trustees have no dispositive power with regard to the shares deposited in the voting trust. The voting trust will continue until it is terminated by the co-trustees or all of the shares deposited in the voting trust are withdrawn. The address for each of the co-trustees is c/o PNC Bank, National Association, 1600 Market Street, Philadelphia, Pennsylvania.

 (5) Includes 6,000 shares subject to the currently exercisable options; 719,649 shares held as co-trustee with PNC Bank; 905,552 shares (of which 635,408 shares are also included in the number of shares which he holds as co-trustee) which G. H. Glatfelter has the right to withdraw from certain trusts of which PNC Bank is trustee; and 2,793,810 shares which G. H. Glatfelter has the right, on certain conditions, to purchase from certain trusts of which PNC Bank is trustee. Except for the 6,000 shares subject to currently exercisable options and 2,306,178 shares which he has the right to purchase, all shares beneficially owned by G. H. Glatfelter are deposited in the voting trust (see footnote (4).

 (6) Represents 2,375,500 shares beneficially owned, as of December 31, 2002, by Dimensional Fund Advisors Inc. (Dimensional). Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over shares that are owned by the Funds. All 2,375,500 shares are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

 (7) Represents 6,000 shares subject to the currently exercisable options. Does not include an additional 2,500 shares subject to options which will become exercisable on May 1, 2003.

 (8) Does not include additional 2,500 shares subject to options, which will become exercisable on May 1, 2003.

 (9) Includes 13,275 shares subject to the currently exercisable options.

(10) Includes 4,500 shares subject to the currently exercisable options; 1014 shares held through a self-directed IRA which is beneficially owned by P.
     G. Foulkrod's husband; 1,122 shares held in a retirement plan of which P.
     G. Foulkrod's husband is trustee; 52,476 shares held as co-trustee; and 898,133 shares which P. G. Foulkrod has the right to withdraw from a trust of which PNC Bank is trustee. Except for the shares held through the IRA and the 1,122 shares held in the retirement plan, all shares beneficially owned by P. G. Foulkrod are deposited in the voting trust (see footnote
     (4)). Does not include an additional 2,500 shares subject to options which will become exercisable on May 1, 2003.

(11) Includes 258,506 shares subject to the currently exercisable options and 480,000 shares held as co-trustee which are subject to the voting trust (see footnote (4)).

(12) Includes 37,919 shares subject to the currently exercisable options.

(13) Includes 6,000 shares subject to the currently exercisable options and 1,536 shares owned by his wife. Does not include additional 2,500 shares subject to options, which will become exercisable on May 1, 2003.

(14) Represents 1,500 shares subject to the currently exercisable options. Does not include additional 2,500 shares subject to options, which will become exercisable on May 1, 2003.

(15) Includes 126,188 shares subject to the currently exercisable options and 503 shares owned by his wife.

(16) Includes 14,696 shares subject to the currently exercisable options.

(17) Includes 587,706 shares subject to the currently exercisable options.

     G. H. Glatfelter, the Voting Trust, The PNC Financial Services Group, Inc., PNC Bancorp, Inc. and PNC Bank, National Association may be deemed to be "control persons" of the Company for purposes of the proxy rules and regulations of the Securities and Exchange Commission.

                              SHAREHOLDER PROPOSAL

     The Company has been notified that the following shareholder intends to present the proposal set forth below for consideration at the annual meeting.

     Mr. Nick Rossi, having an address at P.O. Box 249, Boonville, California 95415, beneficial owner of 600 shares of common stock, through his proxy Mr. John Chevedden, has proposed that the shareholders vote on the following recommendation:

                       "SHAREHOLDER VOTE ON POISON PILLS

         THIS TOPIC WON AN AVERAGE 60%-YES VOTE AT 50 COMPANIES IN 2002

     This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote."

     Mr. Rossi, through his proxy Mr. John Chevedden, has furnished the following statement in support of his recommendation:

     "HARVARD REPORT

     A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company has a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania's Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

     Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

     Since the 1980's Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

     COUNCIL OF INSTITUTIONAL INVESTORS RECOMMENDATION

     The Council of Institutional Investors www.cji.org an organization of 120 pension funds, which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA, McDermott International and Bausch & Lomb. I believe that our company should follow suit and allow shareholder participation.

                        SHAREHOLDER VOTE ON POISON PILLS
                                      YES"

WHAT IS THE BOARD'S RESPONSE TO THIS PROPOSAL?

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that this proposal is neither necessary nor appropriate. The Company does not have a shareholder rights plan, sometimes referred to as a "poison pill." Moreover, there is no present plan to adopt such a shareholder rights plan

     Under certain circumstances, however, the use of a shareholder rights plan could be deemed necessary and proper in order to protect the interests of all of the Company's shareholders. By requiring shareholders to vote on the adoption of such a plan, the Board of Directors could be impeded in its ability to implement such a plan, even if circumstances indicate that it would be in the best interests of the Company's shareholders to do so without further delay, especially in the face of unfair and abusive takeover tactics. A shareholder rights plan enhances the ability of the Board to negotiate with potential acquirers and discourages coercive or low-ball takeover tactics that would operate to the detriment of the Company's shareholders. The Board of Directors believes that good corporate governance policy should be employed for the benefit of all of the Company's shareholders and to the extent that the shareholder proposal described above would, if adopted, restrict the Board in its determination of corporate governance issues such as the adoption of a shareholder rights plan, the Board of Directors could be impaired in exercising its fiduciary duties to maximize shareholder value for the benefit of all of the Company's shareholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED, UNLESS YOU SPECIFY OTHERWISE.

                                 OTHER BUSINESS

     As of the date of this proxy statement, the Board of Directors knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

                                          /s/ M.R. MUELLER
                                          M. R. MUELLER,
                                          Secretary

March 25, 2003

                                                                      APPENDIX A

                             [P.H. GLATFELTER LOGO]

                            AUDIT COMMITTEE CHARTER
                             (amended March, 2003)

ROLE AND MEETINGS

     The Audit Committee is responsible to the Board of Directors for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company and oversight of compliance by the Company with applicable laws and regulations and its Code of Business Conduct and shall perform such other duties as may be directed by the Board. The Committee shall maintain free and open communication with the Company's independent auditors, internal auditors, and management. In discharging this oversight role, the Committee has the authority to conduct investigations into any matter brought to its attention and has direct access to the independent auditors as well as anyone in the Company. The Committee is empowered to retain, at the Company's expense, special legal, accounting or other experts it deems necessary in the performance of its duties.

     The Committee shall meet at least four times a year, or more frequently as it deems necessary to fulfill its responsibilities. The Committee shall meet periodically with management, the internal auditor, and the independent auditors in separate executive sessions.

     Any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all members of the Committee is filed with the Secretary of the Company.

MEMBERSHIP AND INDEPENDENCE

     The membership of the Committee shall consist of at least three directors who have a basic understanding of finance and accounting and are able to read and understand fundamental financial statements at the time of their appointment to the Committee, and at least one member of the Committee shall have accounting or related financial management expertise. The members of the Committee shall be appointed by a majority vote of the Board annually upon recommendation by the Nominating and Corporate Governance Committee at the organizational meeting of the Board held following the annual meeting of shareholders. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the listing standards of the New York Stock Exchange (NYSE) and the applicable regulations of the Securities and Exchange Commission (SEC) as may be modified or supplemented from time to time.

     The Chairperson of the Audit Committee, who shall be appointed by the Board of Directors, shall be responsible for leadership of the Committee, including preparing agendas for and presiding over meetings, making Committee assignments and reporting to the Board of Directors. The Chairperson will also maintain regular liaison with the Chief Executive Officer, Chief Financial Officer and the internal audit manager of the Company and the lead independent audit partner.

RESPONSIBILITIES

FINANCIAL REPORTING

     The Committee shall:

     - Review the Company's audited financial statements and management's discussion and analysis of financial condition and results of operations ("MD&A") and discuss them with management and the independent auditors. These discussions shall include consideration of the quality of the Company's accounting policies and principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgment areas, review of audit adjustments, whether or not recorded, and such other inquiries as may be appropriate. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61, as amended from time to time. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K.

     - Review with management and the independent auditors the quarterly financial information and MD&A prior to the filing of the Company's Quarterly Reports on Form 10-Q and discuss any significant matters which arise out of the independent auditor's limited review of the Company's quarterly financial statements. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 71, as amended from time to time. The Chairperson may represent the entire Audit Committee for purposes of this review.

     - Review with management and the independent auditors the Company's earnings press releases prior to their release to the public. The Chairperson may represent the entire Audit Committee for purposes of this review.

     - Review the Company's disclosure controls and procedures for financial reporting and situations where new activities, major changes in operations, or other developments may create significant financial exposure for the Company. Review policies and guidelines with respect to risk management, including management reports on the Company's processes to manage and report risks related to litigation, foreign exchange, taxes, contingent liabilities, and similar matters that may constitute significant financial exposure.

     - Report Audit Committee activities to the full Board and issue annually a report (including appropriate oversight conclusions) to be included in the Company's proxy statement for its annual meeting of shareholders.

INDEPENDENT AUDITORS

     The Committee shall:

     - Be directly responsible for the appointment, oversight, and evaluation of the Company's independent auditors, which shall report directly to it. The Committee shall have the sole responsibility for pre-approving all audit services performed by the independent auditors and fees related thereto. The Committee will request from the auditors a written affirmation that they are independent of the Company and discuss with the auditors any relationships that may impact their independence. If and where appropriate, the Committee shall be responsible for the replacement of the independent auditors.

     - Review and pre-approve non-audit services performed by the independent auditors and fees related thereto, as well as consider whether the provision of non-audit services is compatible with maintaining the independent auditors' independence.

     - Oversee the independent auditors' relationship by discussing with the auditors the nature, scope and rigor of the audit process, receiving and reviewing audit reports, including reports reviewing the Company's internal controls, and providing the auditors full access to the Committee (and the Board) to report on appropriate matters.

     - Review the management letter from the independent auditors and the adequacy of management's responses thereto.

CORPORATE GOVERNANCE

     The Committee shall:

     - Provide guidance and oversight to the internal audit activities of the Company, including reviewing the organization, plans and results of such activities, and providing the internal auditor full access to the Committee (and the Board) to report on any and all appropriate matters.

     - Review and discuss with management, the internal auditor and the independent auditors the quality and adequacy of the Company's accounting systems (including their security), internal controls, financial personnel, and the overall effectiveness of the internal audit function as required under relevant law and NYSE listing rules.

     - Provide guidance and oversight to the compliance program of the Company, including the establishment and maintenance of procedures for the receipt, retention and treatment of complaints received by the Company. Such procedures shall adequately provide for anonymity of complaints made by Company employees.

     - Establish clear hiring policies for employees or former employees of the independent auditors.

     - Monitor compliance with legal prohibitions on loans to directors and executive officers of the Company.

     - Discuss with the Compliance Officer and senior management the status of pending litigation, taxation matters and other legal and compliance matters as may be appropriate.

     - Annually conduct a performance evaluation of the Committee's effectiveness.

     - Review and recommend approval of this Charter by the Board of Directors annually.

                                                             Please
                                                             Mark Here
                                                             for Address     [ ]
                                                             Change or
                                                             Comments
                                                             SEE REVERSE SIDE

The Board of Directors Recommends voting 'FOR' the nominees:

1.    Election of Directors:

      Nominees, Term Expiring in 2006:

      01 George H. Glatfelter II
      02 Ronald J. Naples
      03 Richard L. Smoot

                FOR all
            nominees listed                     WITHHOLD AUTHORITY
         (except as indicated)                   for all nominees

                  [ ]                                   [ ]

To withhold authority to vote for any individual nominee, write that nominee's name in the space below:

--------------------------------------------------------------------------------

The Board of Directors Recommends voting 'AGAINST' the following proposal.

2. Approval of shareholder's proposal requesting that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

        FOR                     AGAINST                 ABSTAIN

        [ ]                       [ ]                     [ ]

RSVP: We request that you advise us of your intention to attend the annual meeting in person so that we can make arrangements for suitable accommodations. (Your failure to advise us of your intentions will not prevent you from attending the meeting in person.)

                                                     I will attend in person [ ]


Signature                       Signature                       Date
         ---------------------           ---------------------      ------------
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Note: Signature should be the same as the name printed above. Executors, administrators, trustees, guardians, attorneys, and officers of corporations should add their title when signing.

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                            - FOLD AND DETACH HERE -

                               IMPORTANT REMINDER

                The Glatfelter 2003 Annual Meeting will be held
                         Wednesday, April 23, 2003 at:

                              The Yorktowne Hotel
                     48 East Market Street, York, PA 17401
                                 1-800-233-9324

                         The meeting begins at 10 a.m.

           Valet parking will be provided at the Hotel Parking Garage

  In lieu of lunch, light refreshments will be served at the conclusion of the meeting

              Please RSVP on the Proxy Card if you plan to attend

     Directions to the Yorktowne Hotel are located on the back of this card

PROXY

                            P. H. GLATFELTER COMPANY
                               YORK, PENNSYLVANIA

     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR
          THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 23, 2003

      The undersigned shareholder of P. H. Glatfelter Company hereby appoints Nicholas DeBenedictis, M. Alason Johnson II and J. Robert Hall and each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the annual meeting of shareholders of the Company to be held at the Yorktowne Hotel, 48 East Market Street, York, Pennsylvania, on Wednesday, April 23, 2003, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof.

      It is agreed that unless otherwise marked on the other side said attorneys and proxies are appointed WITH authority to vote FOR the election of directors and that as to the other proposal which is described in the proxy statement, said attorneys and proxies shall vote as directed, or in the absence of such directions, AGAINST such proposal.

  (PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE
                               ENCLOSED ENVELOPE)

                  (Continued and to be signed on reverse side)

--------------------------------------------------------------------------------
    Address Change/Comments (Mark the corresponding box on the reverse side)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------



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                            - FOLD AND DETACH HERE -

DIRECTIONS TO THE YORKTOWNE HOTEL

FROM BALTIMORE AND POINTS SOUTH
I-695 (Baltimore Beltway) North to I-83 North
Take I-83 North to Exit 15 (S. George Street, York, Pennsylvania)
Follow S. George Street north to King Street
Turn right onto King Street and go one block to Duke Street
Turn left onto Duke Street
The Yorktowne Hotel parking garage will be on your left

FROM HARRISBURG AND POINTS NORTH
I-83 South to Exit 22 (North George Street)
The off ramp splits into 3 lanes - take the center lane
At the end of the ramp, make a right at the traffic light onto N. George Street Follow N. George Street to Downtown York
Cross over Market Street and travel one block to King Street
Turn left onto King Street and go one block to Duke Street
Turn left on Duke Street
The Yorktowne Hotel parking garage will be on your left

FROM PHILADELPHIA AND POINTS EAST
I-76 West (Pennsylvania Turnpike) to Route 222 South (Exit 21)
Route 222 South to Route 30 West - to York
In York, make a left onto North George Street (just past the intersections of Route 30 and I-83)
Once in downtown York, make a left onto King Street
Go one block and make a left onto Duke Street
The Yorktowne Hotel parking garage will be on your left

FROM PITTSBURGH AND POINTS WEST
I-76 East (Pennsylvania Turnpike) to I-83 South (Exit 39A)
FOLLOW DIRECTIONS FROM HARRISBURG